EXHIBIT 99.1
                                                                    ------------



FOR IMMEDIATE RELEASE                                  CONTACT:     Marc Jampole
                                                          Jampole Communications
                                                                    412-471-2463


              PENN TRAFFIC ANNOUNCES TEMPORARY WAIVER AND ON-GOING
         NEGOTIATIONS WITH LENDERS AND DELAY IN FILING ANNUAL REPORT ON
                                   FORM 10-K


         SYRACUSE, NY, MAY 5, 2003 - - - The Penn Traffic Company (Nasdaq: PNFT) today announced that after the close of business on May 2, 2003, the Company entered into a Waiver and Forbearance Agreement with the lenders under its Revolving Credit and Term Loan Agreement (the "Credit Facility"). The Waiver and Forbearance Agreement (i) waives the events of default that would have arisen under the Credit Facility as a result of the failure by the Company to satisfy certain of the financial covenants contained in the Credit Facility as of the end of the Company's fiscal quarter ended May 3, 2003, and certain other specified defaults, (ii) states that the lenders under the Credit Facility will forebear from taking any action under the Credit Facility as a result of such defaults and (iii) permits Penn Traffic to borrow, repay and reborrow under the Credit Facility through and including May 9, 2003, subject to certain restrictions, including additional restrictions on borrowing availability under the Credit Facility. After giving effect to the Waiver and Forbearance Agreement, availability under the revolving portion of the Credit Facility will be approximately $52 million as of May 2, 2003.

         The Company is currently negotiating an amendment to the Credit Facility that will amend, among other things, the various financial covenants in the Credit Facility to make them less restrictive on the Company for future periods and to provide a permanent waiver of certain other defaults. However, there can be no assurance that the lenders under the Credit Facility will agree to any modifications or amendments to the Credit Facility or that any modifications or amendments will be acceptable to the Company. If the Company is unable to modify or amended the Credit Facility, it will be in default under the Credit Facility and its ability to make further borrowings under the Credit Facility may be terminated and the lenders under the Credit Facility may assert other rights and remedies.

         In light of the continuing negotiations with the lenders under the Credit Facility, the Company also announced that it was necessary for it to make use of the Exchange Act Rule 12b-25 extension period with respect to the Company's Annual Report on Form 10-K for the fiscal year ending February 1, 2003 in order to finalize and update its audit report and related disclosures. If the Company were to have filed the Form 10-K report on May 2, 2003, it is likely that the audit opinion contained in the report would have raised concerns over the Company's ability to continue as a going concern. The Company intends to file its Form 10-K report on or before the 15th calendar day following the prescribed date.

 FORWARD-LOOKING STATEMENTS

Certain statements included in this press release, including without limitation, statements relating to the Company's current negotiations with its lenders under the Credit Facility, which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Without limiting the foregoing, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and other similar expressions are intended to identify forward-looking statements. The Company cautions readers that forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, the Company's liquidity and other financial considerations; the ability of the Company to satisfy the financial and other covenants contained in its debt instruments; the ability of the Company to negotiate accommodations from its lenders; the success or failure in the Company's ability to continue to obtain customary terms from its suppliers, vendors and other third parties; and the outcome of pending or yet-to-be instituted legal proceedings. Penn Traffic cautions that the foregoing list of important factors is not exhaustive.

         The Penn Traffic Company operates 213 supermarkets in Ohio, West Virginia, Pennsylvania, upstate New York, Vermont and New Hampshire under the "Big Bear," "Big Bear Plus," "Bi-Lo," "P&C" and "Quality" trade names. Penn Traffic also operates a wholesale food distribution business serving 80 franchises and 66 independent operators.